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Exhibit 99.1

Press Release

CONTACT:	Tricia Haugeto Array BioPharma Inc. (303) 386-1193 thaugeto@arraybiopharma.com

ARRAY BIOPHARMA ANNOUNCES OFFERING OF
COMMON STOCK

        BOULDER, Colo., (November 30, 2004)—Array BioPharma Inc. (Nasdaq: ARRY) today announced that it plans to file a prospectus supplement with the Securities and Exchange Commission related to an underwritten offering of 6,000,000 shares of its common stock under an existing shelf registration statement. In connection with the offering, Array BioPharma expects to grant UBS Investment Bank a 30-day option to purchase up to 900,000 additional shares to cover over-allotments, if any.

        UBS Investment Bank is acting as the sole book-running manager in this offering. Legg Mason Wood Walker, Incorporated, Piper Jaffray & Co. and Thomas Weisel Partners LLC are acting as co-managers.

        This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A prospectus supplement relating to these securities will be filed with the Securities and Exchange Commission. This offering of the shares of common stock may be made only by means of the prospectus supplement and related prospectus, a copy of which will be available from UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, NY 10171.

About Array BioPharma:

        Array BioPharma is a biopharmaceutical company focused on the discovery, development and commercialization of orally active drugs to address significant unmet medical needs. Array BioPharma's proprietary drug development pipeline is primarily focused on the treatment of cancer and inflammatory disease and includes several small molecule drug candidates that are designed to regulate targets in therapeutically important biologic pathways. In addition, leading pharmaceutical and biotechnology companies access Array BioPharma's drug discovery technologies and expertise through collaborations to design, create, optimize and evaluate drug candidates across a broad range of therapeutic areas.

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ARRAY BIOPHARMA ANNOUNCES OFFERING OF COMMON STOCK